Exhibit 99.1

News	Advance Auto Parts
5008 Airport Road
Release	Roanoke, VA 24012

Media Contact
Laurie Stacy
t: (540) 561-1206
e: laurie.stacy@advanceautoparts.com

Investor Relations Contact
Prabhakar Vaidyanathan
t: (919) 227-5466
e: invrelations@advanceautoparts.com
Advance Auto Parts Reports Fiscal Third Quarter 2017 Results
Net Sales of $2.18 Billion, Revenue Decline of 3.0%; Comparable Store Sales Decreased 3.4%
Adjusted EPS $1.43; Diluted EPS $1.30
Reaffirms Full Year 2017 Guidance

ROANOKE, VA., November 14, 2017 - Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts provider in North America, that serves both professional installer and do-it-yourself customers, today announced its financial results for the third-quarter ended October 7, 2017.

Third Quarter Performance Summary

	Twelve Weeks Ended		Forty Weeks Ended
	October 7, 2017	October 8, 2016	October 7, 2017	October 8, 2016	Q3 BPS Inc (Dec)

Net Sales (in millions)	$2,182.2	$2,248.9	$7,336.8	$7,484.8

Comp Store Sales %	(3.4%)	(1.0%)	(2.0%)	(2.4%)

Gross Profit (in millions)	$947.7	$988.2	$3,211.5	$3,348.4
Gross Profit (% sales)	43.4%	43.9%	43.8%	44.7%	(51)

SG&A (in millions)	$791.1	$794.4	$2,728.4	$2,666.9
SG&A (% sales)	36.3%	35.3%	37.2%	35.6%	93

Adjusted SG&A (in millions) (1)	$775.5	$770.6	$2,638.9	$2,572.6
Adjusted SG&A (% sales)	35.5%	34.3%	36.0%	34.4%	127

Operating Income (in millions)	$156.6	$193.8	$483.1	$681.5
Operating Income (% sales)	7.2%	8.6%	6.6%	9.1%	(144)

Adjusted Operating Income (in millions) (1)	$172.2	$217.6	$572.6	$775.7
Adjusted Operating Income (% sales)	7.9%	9.7%	7.8%	10.4%	(178)

Diluted EPS	$1.30	$1.53	$3.93	$5.36
Adjusted EPS (1)	$1.43	$1.73	$4.60	$6.14

Average Diluted Shares (in thousands)	74,106	73,860	74,097	73,847

(1)	For a better understanding of the Company's adjusted results, refer to the reconciliation of non-GAAP adjustments in the accompanying financial tables in this press release.

“We continue to take steps to build the foundation for future growth. We executed key transformational initiatives, including a complete restructure of our field operations and professional sales leadership teams. This important step in our journey sets us up well for the future. In the third quarter, we delivered improvements in cost initiatives while positioning the business for future success. We remain on track to deliver our 2017 guidance,” said Tom Greco, President and Chief Executive Officer.

Third Quarter 2017 Highlights

Total net sales for the third quarter came in at $2.18 billion, a 3.0% decrease versus the prior-year period. Comparable store sales for the quarter decreased 3.4%.

The Company's Gross Profit margin decreased 51 basis points year-over-year to 43.4%. The decline was primarily driven by increased supply chain costs and shrink, which negatively impacted margins by 44 basis points. In addition, the non-cash impact of inventory optimization efforts negatively impacted gross margins by 23 basis points. These were partially offset by 17 basis points in favorable material cost improvements.

Adjusted SG&A was 35.5% of net sales, a 127 basis point increase year-over-year. The increase was primarily driven by 131 basis points of higher labor, medical and insurance claims. Additionally, increased marketing expenses accounted for 26 basis points. These increases were partially offset by third-party fee reductions in addition to improvements in utility, maintenance and repair costs. The Company's GAAP SG&A was 36.3% of net sales, a 93 basis points increase year-over-year to $791.1 million versus the prior-year period.

The Company's Adjusted Operating Income was $172.2 million, 7.9% of net sales, which declined 178 basis points versus the prior-year period, primarily driven by the declines in gross profit and SG&A factors described above. On a GAAP basis, the Company's Operating Income was $156.6 million, 7.2% of net sales, a decline of 144 basis points.

Operating cash flow decreased 6.1% to $401.0 million through the third quarter of 2017 from $427.0 million through the third quarter of 2016. Free cash flow was $240.0 million through the third quarter of 2017 compared to $222.8 million in the prior-year period, an increase of 7.7%, primarily driven by inventory optimization efforts.

2017 Annual Outlook

The Company reaffirmed the following full year 2017 guidance.

New Stores	60-65 new stores
Comparable Store Sales	-3% to -1%
Adjusted Operating Income Rate	200 to 300 basis points year over year reduction
Income Tax Rate	37.5% to 38.0%
Integration & Transformation Expenses	Approximately $100 to $150 million
Capital Expenditures	Approximately $250 million
Free Cash Flow	Minimum $300 million
Diluted Share Count	Approximately 74 million shares

Dividend

On November 7, 2017, the Company's Board of Directors declared a regular quarterly cash dividend of $0.06 per share to be paid on January 5, 2018 to stockholders of record as of December 22, 2017.

Investor Conference Call

The Company will detail its results for the third quarter of 2017 on a conference call scheduled to begin at 8 a.m. Eastern Time on Tuesday, November 14, 2017, which will be made available concurrently on the Company’s website, www.AdvanceAutoParts.com. The call is also available by dialing (844) 877-5989 and referencing conference identification number 6275719. A replay of the conference call will be available on the Advance website for one year.

About Advance Auto Parts

Advance Auto Parts, Inc. is a leading automotive aftermarket parts provider that serves both professional installer and do-it-yourself customers. As of October 7, 2017, Advance operated 5,074 stores and 129 Worldpac branches and employed approximately 73,000 Team Members in the United States, Canada, Puerto Rico and the U.S. Virgin Islands. The Company also serves approximately 1,250 independently owned Carquest branded stores across these locations in addition to Mexico and the Bahamas, Turks and Caicos, British Virgin Islands and Pacific Islands. Additional information about the Company, employment opportunities, customer services, and on-line shopping for parts, accessories and other offerings can be found on the Company's website at www.AdvanceAutoParts.com.

Forward Looking Statements

Certain statements contained in this release are forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events or developments, and typically use words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “forecast,” “outlook” or “estimate.” These forward looking statements include, but are not limited to, key assumptions for future financial performance including store growth, comparable store sales, gross profit rate, SG&A, adjusted operating income, income tax rate, General Parts integration costs, transformation costs, adjusted operating income rate targets, capital expenditures, inventory levels and free cash flow; statements regarding expected growth and future performance of Advance Auto Parts, Inc. (the “Company”), expectations regarding leadership changes and their impact on the Company’s strategies, opportunities and results; statements regarding enhancements to shareholder value, strategic plans or initiatives, growth or profitability, productivity targets and all other statements that are not statements of historical facts. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future performance. Such statements are subject to significant risks and uncertainties and actual future events or results may differ materially from such forward-looking statements. Such differences may result from, among other things, the Company’s ability to implement its business and growth strategy; ability to attract, develop and retain executives and other employees; changes in regulatory, social and political conditions, as well as general economic conditions; competitive pressures; demand for the Company’s products; the market for auto parts; inflation; consumer debt levels; weather; business interruptions; information technology security; availability of suitable real estate; and dependence on foreign suppliers. Other factors besides those listed here may also affect the Company, and may be material to the Company. Please refer to the “Risk Factors” section of the annual report on Form 10-K for the fiscal year-ended December 31, 2016, and other filings made by the Company with the Securities and Exchange Commission for additional risk factors that could materially affect the Company’s actual results. Readers are cautioned not to place undue reliance on these forward-looking statements. The Company intends these forward-looking statements to speak only as of the time of this communication and does not undertake to update or revise any such forward-looking statements as more information becomes available.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	October 7, 2017	December 31, 2016

Assets

Current assets:
Cash and cash equivalents	$363,302	$135,178
Receivables, net	679,359	641,252
Inventories	4,219,321	4,325,868
Other current assets	105,970	70,466
Total current assets	5,367,952	5,172,764

Property and equipment, net	1,418,486	1,446,340
Goodwill	994,408	990,877
Intangible assets, net	608,520	640,903
Other assets, net	78,858	64,149
	$8,468,224	$8,315,033

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$2,921,653	$3,086,177
Accrued expenses	572,360	554,397
Other current liabilities	43,396	35,472
Total current liabilities	3,537,409	3,676,046

Long-term debt	1,044,008	1,042,949
Deferred income taxes	429,194	454,282
Other long-term liabilities	226,826	225,564
Total stockholders' equity	3,230,787	2,916,192
	$8,468,224	$8,315,033

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission, but do not include the footnotes required by generally accepted accounting principles, or GAAP, for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Twelve and Forty Week Periods Ended
October 7, 2017 and October 8, 2016
(in thousands, except per share data)
(unaudited)

	Q3 2017	Q3 2016	YTD 2017	YTD 2016

Net sales	$2,182,233	$2,248,855	$7,336,798	$7,484,788
Cost of sales	1,234,525	1,260,650	4,125,318	4,136,437
Gross profit	947,708	988,205	3,211,480	3,348,351
Selling, general and administrative expenses	791,139	794,437	2,728,420	2,666,900
Operating income	156,569	193,768	483,060	681,451
Other, net:
Interest expense	(13,314)	(13,581)	(45,665)	(46,545)
Other income, net	745	(2,349)	8,727	7,018
Total other, net	(12,569)	(15,930)	(36,938)	(39,527)
Income before provision for income taxes	144,000	177,838	446,122	641,924
Provision for income taxes	48,004	63,994	155,117	244,667
Net income	$95,996	$113,844	$291,005	$397,257

Basic earnings per share (a)	$1.30	$1.54	$3.94	$5.38
Average shares outstanding (a)	73,866	73,638	73,827	73,524

Diluted earnings per share (a)	$1.30	$1.53	$3.93	$5.36
Average diluted shares outstanding (a)	74,106	73,860	74,097	73,847

(a)
Average shares outstanding is calculated based on the weighted average number of shares outstanding during the quarter or year-to-date period, as applicable. At October 7, 2017 and October 8, 2016, we had 73,877 and 73,653 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Forty Week Periods Ended
October 7, 2017 and October 8, 2016
(in thousands)
(unaudited)

	October 7, 2017	October 8, 2016

Cash flows from operating activities:
Net income	$291,005	$397,257
Depreciation and amortization	192,753	199,262
Share-based compensation	28,156	11,664
(Benefit) provision for deferred income taxes	(25,712)	21,130
Other non-cash adjustments to net income	6,954	1,945
Net change in:
Receivables, net	(35,760)	(87,488)
Inventories	116,957	(175,678)
Accounts payable	(170,227)	(9,222)
Accrued expenses	36,564	84,897
Other assets and liabilities	(39,685)	(16,735)
Net cash provided by operating activities	401,005	427,032

Cash flows from investing activities:
Purchases of property and equipment	(160,960)	(204,213)
Proceeds from sales of property and equipment	6,120	1,483
Other, net	20	(2,672)
Net cash used in investing activities	(154,820)	(205,402)

Cash flows from financing activities:
(Decrease) increase in bank overdrafts	4,676	8,765
Net borrowings (payments) on credit facilities	—	(160,000)
Dividends paid	(17,828)	(17,734)
Proceeds from the issuance of common stock	3,142	3,438
Tax withholdings related to the exercise of stock appreciation rights	(6,414)	(15,764)
Repurchase of common stock	(3,380)	(12,300)
Other, net	(2,095)	(323)
Net cash used in financing activities	(21,899)	(193,918)

Effect of exchange rate changes on cash	3,838	1,000

Net increase in cash and cash equivalents	228,124	28,712
Cash and cash equivalents, beginning of period	135,178	90,782
Cash and cash equivalents, end of period	$363,302	$119,494

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission, but do not include the footnotes required by GAAP for complete financial statements. The Company retrospectively adopted ASU 2016-09 in the first quarter of 2017, which resulted in a reclassification of $17,615 of excess tax benefits related to share-based compensation from financing activities to operating activities in the comparable period of last year.

Reconciliation of Non-GAAP Financial Measures

The Company's financial results include certain financial measures not derived in accordance with generally accepted accounting principles (“GAAP”). Non-GAAP financial measures should not be used as a substitute for GAAP financial measures, or considered in isolation, for the purpose of analyzing our operating performance, financial position or cash flows. However, the Company has presented these non-GAAP financial measures as management believes that the presentation of its financial results that exclude (1) non-operational expenses associated with (i) the integration of General Parts International, Inc. ("General Parts") and (ii) store closure and consolidation costs; (2) non-cash charges related to the acquired General Parts intangibles; and (3) transformation expenses under our strategic business plan is useful and indicative of its base operations because the expenses vary from period to period in terms of size, nature and significance and relate to the integration of General Parts and store closure activity in excess of historical levels. These measures assist in comparing the Company's current operating results with past periods and with the operational performance of other peer companies in its industry. The disclosure of these measures allows investors to evaluate the Company’s performance using the same measures management uses in developing internal budgets and forecasts and in evaluating management’s compensation. Included below is a description of the expenses the Company has determined are not normal, recurring cash operating expenses necessary to operate the Company’s business and the rationale for why providing these measures is useful to investors as a supplement to the GAAP measures.

General Parts Integration Expenses - As disclosed in the Company’s filings with the Securities and Exchange Commission, the Company acquired General Parts for $2.08 billion on January 2, 2014 and is in the midst of a multi-year integration plan to integrate the operations of General Parts with Advance Auto Parts. This includes the integration of product brands and assortments, supply chain and information technology. The integration is being completed in phases and the nature and timing of expenses will vary from quarter to quarter over several years. The integration of product brands and assortments was primarily completed in 2015 and the focus shifted to integrating the supply chain and information technology systems. Due to the size of the acquisition, the Company considers these expenses to be outside of its base business. Therefore, the Company believes providing additional information in the form of non-GAAP measures that exclude these costs is beneficial to the users of its financial statements in evaluating the operating performance of the base business and its sustainability once the integration is completed.

Store Closure and Consolidation Expenses - Store closure and consolidation expenses consist of expenses associated with the Company’s plans to convert and consolidate the Carquest stores acquired from General Parts. The conversion and consolidation of the Carquest stores is a multi-year process that began in 2014. As of October 7, 2017, 759 Carquest stores acquired from General Parts had been consolidated into existing Advance Auto Parts stores format. While periodic store closures are common, these closures represent a major program outside of the Company’s typical market evaluation process. The Company believes it is useful to provide additional non-GAAP measures that exclude these costs to provide investors greater comparability of its base business and core operating performance. The Company also continues to have store closures that occur as part of its normal market evaluation process and has not excluded the expenses associated with these store closures in computing the Company’s non-GAAP measures.

Transformation Expenses - The Company expects to incur a significant amount of transformation expenses over the next several years as it transitions from its integration of the Advance Auto Parts and Carquest US ("AAP/CQUS") businesses to a plan that involves a more holistic and integrated transformation of the entire company across all four banners, including Worldpac and Autopart International. These expenses will include, but not be limited to, restructuring costs, third party professional services and other significant costs to integrate and streamline the Company's operating structure across the enterprise. The Company focused its initial transformation efforts on restructuring the AAP/CQUS field structure in the second quarter and is beginning to review other areas such as supply chain and information technology.

The Company has included a reconciliation of this information to the most comparable GAAP measures in the following tables.

Reconciliation of Adjusted Net Income and Adjusted EPS:

	Twelve Week Periods Ended (in thousands, except per share data)		Forty Week Periods Ended (in thousands, except per share data)
	October 7, 2017	October 8, 2016	October 7, 2017	October 8, 2016
Net income (GAAP)	$95,996	$113,844	$291,005	$397,257
SG&A adjustments:
GPI integration and store consolidation costs	3,562	14,390	23,345	62,745
GPI amortization of acquired intangible assets	9,090	9,426	30,494	31,547
Transformation expenses	2,973	—	35,726	—
Other income adjustment (a)	—	—	(8,878)	—
Provision for income taxes on adjustments (b)	(5,938)	(9,050)	(30,661)	(35,831)
Adjusted net income (Non-GAAP)	$105,683	$128,610	$341,031	$455,718

Diluted earnings per share (GAAP)	$1.30	$1.53	$3.93	$5.36
Adjustments, net of tax	0.13	0.20	0.67	0.78
Adjusted EPS (Non-GAAP)	$1.43	$1.73	$4.60	$6.14

Reconciliation of Adjusted Selling, General and Administrative Expenses:

	Twelve Week Periods Ended (in thousands)		Forty Week Periods Ended (in thousands)
	October 7, 2017	October 8, 2016	October 7, 2017	October 8, 2016
SG&A (GAAP)	$791,139	$794,437	$2,728,420	$2,666,900
SG&A adjustments	(15,625)	(23,816)	(89,565)	(94,292)
Adjusted SG&A (Non-GAAP)	$775,514	$770,621	$2,638,855	$2,572,608

Reconciliation of Adjusted Operating Income:

	Twelve Week Periods Ended (in thousands)		Forty Week Periods Ended (in thousands)
	October 7, 2017	October 8, 2016	October 7, 2017	October 8, 2016
Operating income (GAAP)	$156,569	$193,768	$483,060	$681,451
SG&A adjustments	15,625	23,816	89,565	94,292
Adjusted operating income (Non-GAAP)	$172,194	$217,584	$572,625	$775,743

(a)	The adjustment to Other income for the forty weeks ended October 7, 2017 relates to income recognized from an indemnification agreement associated with the acquisition of General Parts.

(b)	The income tax impact of non-GAAP adjustments is calculated using the estimated tax rate in effect for the respective non-GAAP adjustments.

Reconciliation of Free Cash Flow:
	Forty Week Periods Ended
	October 7, 2017	October 8, 2016
Cash flows from operating activities	$401,005	$427,032
Purchases of property and equipment	(160,960)	(204,213)
Free cash flow	$240,045	$222,819

NOTE: Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to stockholders of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.

Adjusted Debt to Adjusted EBITDAR:
(In thousands, except adjusted debt to adjusted EBITDAR ratio)	Four Quarters Ended
	October 7, 2017	December 31, 2016
Total debt	$1,044,358	$1,043,255
	3,195,228	3,221,202
Adjusted debt	4,239,586	4,264,457

Operating income	589,207	787,598
Add: Adjustments (a)	69,155	72,828
Depreciation and amortization	251,878	258,387
Adjusted EBITDA	910,240	1,118,813
Rent expense (less favorable lease amortization of $2,372 and $3,498, respectively)	532,538	536,867
Adjusted EBITDAR	$1,442,778	$1,655,680

Adjusted Debt to Adjusted EBITDAR	2.9	2.6

(a)
The adjustments to the four quarters ended October 7, 2017 include General Parts integration, store consolidation costs and transformation expenses of $69.2 million. The adjustments to Fiscal 2016 include General Parts integration and store consolidation costs of $72.8 million.

NOTE: Management believes its Adjusted Debt to Adjusted EBITDAR ratio (“leverage ratio”) is a key financial metric for debt securities, as reviewed by rating agencies, and believes its debt levels are best analyzed using this measure. The Company’s goal is to maintain a 2.5 times leverage ratio and investment grade rating. The Company's credit rating directly impacts the interest rates on borrowings under its existing credit facility and could impact the Company's ability to obtain additional funding. If the Company was unable to maintain its investment grade rating this could negatively impact future performance and limit growth opportunities. Similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company's financing arrangements. The leverage ratio calculated by the Company is a non-GAAP measure and should not be considered a substitute for debt to net earnings, net earnings or debt as determined in accordance with GAAP. The Company adjusts the calculation to remove rent expense and capitalize the Company’s existing operating leases to provide a more meaningful comparison with the Company’s peers and to account for differences in debt structures and leasing arrangements. The use of a multiple of rent expense to calculate the adjustment for capitalized operating lease obligations is a commonly used method of estimating the debt the Company would record for its leases that are classified as operating if they had met the criteria for a capital lease or the Company had purchased the property. The Company’s calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures by other companies.

Store Information:

As of October 7, 2017, the Company operated 5,074 stores and 129 Worldpac branches and served approximately 1,250 independently owned Carquest stores. The below table summarizes the changes in the number of the company-operated stores and branches during the twelve and forty weeks ended October 7, 2017.

		AAP	AI	CARQUEST	WORLDPAC	Total

July 15, 2017	4,381	4,381	186	506	131	5,204
New		10	—	1	—	11
Closed		(2)	(1)	(4)	(2)	(9)
Consolidated		—	—	(3)	—	(3)
Converted		37	—	(37)	—	—
October 7, 2017		4,426	185	463	129	5,203

December 31, 2016		4,273	181	608	127	5,189
New		31	5	7	4	47
Closed		(7)	(1)	(8)	(2)	(18)
Consolidated		(3)	—	(12)	—	(15)
Converted		132	—	(132)	—	—
October 7, 2017		4,426	185	463	129	5,203